Exhibit 10.25

BUSINESS ADVISORY AGREEMENT

Prepared For

September 2015

ACER THERAPEUTICS INC.

BUSINESS ADVISORY AGREEMENT

This Agreement is made and entered into as of the 1st day of September, 2015 (the “Effective Date”) by and between Acer Therapeutics Inc., a Delaware Corporation with a principal place of business at 222 Third St., Suite 2240, Cambridge MA 02142, (the “Company”); and EPLS LLC., a Delaware limited liability company with a principal place of business at 222 Third Street, Suite 2240, Cambridge MA 02142, (“EPLS”). Each of the Company and EPLS may be referred to herein as a “Party” or collectively, as the “Parties.”

RECITALS

WHEREAS, the Company is a venture backed specialty pharmaceutical company focused on repurposing and reformulating products for orphan and ultra-orphan diseases.

WHEREAS, the Company’s portfolio of late-stage products consists of the following:

•	“ACER-001,” a novel formulation of sodium phenylbutyrate (NaPBA) for the treatment of Maple Syrup Urine Disease (MSUD).

•	“ACER-002,” celiprolol for the treatment of vascular Ehlers-Danlos Syndrome.

•	“ACER-003,” a novel formulation of N-acetyl cysteine for the treatment of systemic sclerosis.

•	“ACER -004,” also referred to as TAK-475 (lapaquistat). ACER-004 is in the process of being licensed from Takeda Pharmaceutical Co. Ltd. or one of its subsidiaries or Affiliates (“Takeda”).

WHEREAS, EPLS is a Delaware limited liability company in the business of providing business advice and assistance to companies in the life sciences field.

WHEREAS, the purpose of this Agreement is to set forth the terms and conditions pursuant to which EPLS shall provide to the Company;

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the Parties hereby agree as follows:

1. THE ADVISORY SERVICES

(a) On the terms and subject to the conditions of this Agreement, EPLS will provide the Company with such business advice and assistance detailed below as may be mutually agreed upon by the Company and EPLS (the “Services”). Without limiting the foregoing, EPLS shall introduce the Company to persons who may be interested in (i) licensing or otherwise acquiring rights to ACER-001, (ii) licensing or otherwise acquiring

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rights to ACER-004, or (iii) entering into an M&A Event (as that term is defined below). Notwithstanding the foregoing, EPLS is not undertaking to act as a broker-dealer.

(b) The provision of the Services will be led by Jefferson Davis, an EPLS Principal, or any other person agreed upon between the Company and EPLS supported by an assigned project team. Other EPLS resources will be assigned to and may be added to and/or removed from the team as deemed necessary or appropriate by EPLS, subject to Company’s approval. In addition, at the request of the Company, Jefferson Davis shall continue to serve as the Company’s Head of Corporate Development under the terms of this Agreement.

2. PROFESSIONAL FEES

(a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Transaction” means the entry into any business or legal relationship, transaction, agreement, contract, grant or other participation in any activity that generates any Consideration in exchange for the Company’s: (i) grant of intellectual, commercial or any other rights to ACER-001, or (ii) grant of intellectual, commercial or any other rights to ACER-004 (after such rights are licensed or otherwise acquired from Takeda), or (iii) sales of the Company’s securities as part of an equity or debt investment by Takeda, or (iv) consummation of an M&A Event.

The term Transaction includes, but is not limited to: (i) contracts and agreements relating to ACER-001 and ACER-004 for the provision of products or services, whether structured as distribution agreements, commercialization agreements, joint ventures, partnerships, collaborative ventures, collaboration agreements, supply agreements, consulting agreements, grants of rights to licensees, research agreements, research collaborations, material transfer agreements, technology evaluation, intellectual property transfer agreements, sponsored research agreements, regulatory rights, clinical data, government or other grants, or any other contracts or agreements of this general type or nature; and (ii) the sale or issuance by the Company to Takeda of any type of equity, debt or other securities or interests involving equity or debt; provided, however, the term Transaction excludes: (i) the issuance by the Company of equity or debt securities in any capital-raising transaction other than to Takeda, (ii) any transaction in which the Company acquires a license or similar rights to additional products or intellectual property (including ACER-004), (iii) FDA priority review vouchers for ACER-001 or ACER-004, and (iv) any transaction for any other current or future product not described above.

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For purposes of this Agreement, a Transaction shall be deemed “entered into” upon the date of execution and delivery of any binding commitment, whether or not subject to contingencies or conditions. Provided, however, that the Company will be under no requirement to pay a Success Fee or M&A Success Fee until it has actually received Consideration in connection with a Transaction.

“Target Entity” means any corporation, partnership, firm, limited partnership, limited liability company, business entity, or natural person contacted by EPLS (including its members, partners, or employees) or the Company (including its employees) during the Term or during the 12 months prior to the Effective Date of this Agreement for the purpose of soliciting a Transaction, resulting in a signed confidentiality agreement, written communication with the Company, or telephonic or in person meeting with the Company.

“M&A Event” means (i) a merger or consolidation of the Company in which the stockholders of the Company immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors of the surviving entity or (ii) the sale by the Company of all or substantially all the Company’s assets in one transaction or in a series of related transactions.

“Consideration” means the total proceeds actually received by either (i) the Company or (ii) its stockholders, in exchange for their equity interest in the Company, in connection with a Transaction with a Target Entity, whether paid at the date of the closing of the Transaction or paid at any point thereafter in installments or upon the occurrence of any one or more conditions or satisfaction of any one or more contingencies, subject to the limitations of Sections 1(c) and 1(d), and whether payable to the Company in cash or in any other property of any nature, including, without limitation: (A) promissory notes (including any and all assumption of debt, trade payables or other obligations) (B) deferred compensation, (C) securities and other interests in the nature of securities, whether debt, equity or any combination thereof, (D) any other property or property interests, whether real, personal or mixed, including intellectual property and intellectual property rights or entitlements of any nature whatsoever, (E) non-contingent payments made in installments, and (F) contingent payments made based upon some future event or outcome, including, but not limited to, earn-outs, royalty fees, non-compete agreements, milestone achievements, success fees, commissions, and any other contingent payments of any nature.

“Affiliate” means, with respect to any person or entity, any corporation, firm, partnership, individual or other form of business organization that controls, is controlled by, or is under common control with such person or entity. Control includes the right or ability, directly or indirectly, to effectively control the person

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or entity under consideration, whether through effective voting control, board control, contractual rights or other rights, interests or authority with respect to the person or entity under consideration.

(b) Monthly Fee. The Company shall pay to EPLS $15,000 for each month EPLS provides the Services, payable on the first day of each month, net of wire transfer or other bank fees (the “Monthly Fee”). Notwithstanding the foregoing, until the Company has raised through equity or debt financing, cumulatively from its inception, an amount equal to five million dollars ($5,000,000), the Monthly Fee shall be $8,000.

(c) Success Fee. In addition to the Monthly Fee, the Company agrees to pay EPLS a success fee (“Success Fee”) upon the closing of a Transaction (other than an M&A Event) with a Target Entity, at any time during the Term or within a period of nine (9) months following the date of expiration or termination of this Agreement (“Tail Period”), as the case may be. The Success Fee with respect to a Transaction shall equal three and three quarters of a percent (3.75%) of all Consideration actually received by the Company or its stockholders, in respect of their equity holdings, from the Target Entity during the period commencing at the date the Company entered into the Transaction and ending four (4) years thereafter.

(d) M&A Success Fee. In connection with an M&A Event, the Company agrees to pay EPLS a success fee (the “M&A Success Fee”) equal to 3% of all Consideration received by the Company or its stockholders, in respect of their equity holdings; provided, however, that the M&A Success Fee shall equal 1.5% of all such Consideration if and only if the Company engaged an investment banking firm (“Banker”) to support the M&A Event and is required to pay such Banker a fee in connection with the M&A Event; and provided further that in no event shall the M&A Success Fee exceed three million dollars ($3,000,000).

(e) Valuation. For purposes of computing Success Fees or M&A Success Fees payable to EPLS hereunder, non-cash Consideration shall be valued as follows: (i) publicly traded securities shall be valued at the average of their closing prices (as reported by the securities exchange upon which such securities are traded) for the ten trading days prior to the closing of the Transaction, or payment of the Consideration, as applicable, and (ii) any other non-cash consideration shall be valued at the fair market value thereof as determined in good faith by the Company and EPLS.

(f) Payment. The Success Fee shall be paid, issued, transferred, conveyed or otherwise provided to EPLS concurrently with the actual receipt or payment of the Consideration by the Company. In an M&A Event, the payment of the M&A Success Fee shall be included as a provision within the sales or merger agreement between the Company and the Target Company. For the purpose of this subsection (f), deposit of cash or any other asset into escrow account by the Target Entity for the benefit of the Company or its shareholders shall be subject to payment of the Success Fee upon release

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from escrow of such deposit, provided such release occurs within the four year period following the entry into the Transaction.

(g) Limitations. In no event shall EPLS be entitled to compensation, reimbursement of expenses or costs (except as provided in Sections 2 and 5), or any fees or other compensation on the basis of quantum meruit, promissory estoppel, or detrimental reliance.

3. BROKER DEALER; PARTIAL ASSIGNMENT

EPLS and the Company agree that EPLS may assign its rights and obligations of this Agreement in connection with a possible offering of securities to Takeda to Armory Securities or to another registered broker dealer reasonably acceptable to the Company (the “BD”), so that said offering is effected by such BD. Upon such assignment, all the terms and conditions detailed in this Agreement, including but not limited to Transaction-related fees and indemnification provisions, shall bind the Company and the BD. Any payments associated with the closing of such offering shall be payable to the BD.

4. TERM AND TERMINATION

(a) Either Party may terminate this Agreement for any reason at any time after July 15th 2016 by providing the other Party at least sixty (60) days prior written notice, which notice may be delivered at any time after May 15, 2016. Notwithstanding the foregoing, if either Party breaches any of its material obligations under this Agreement, the non-breaching Party shall notify the breaching party of the breach by a written notice to such breaching party identifying the breach. If the breach is not cured within thirty (30) days after receiving such written notice, the non-breaching party shall be entitled to terminate this Agreement immediately.

(b) Upon EPLS’ receipt of termination notice, the scope of EPLS’ services until the actual termination date shall be discussed in good faith and agreed upon between the parties. Upon termination, EPLS shall be entitled to Success Fees or M&A Success Fees earned pursuant to the terms of Section 2, and all expenses incurred by EPLS as a result of services rendered prior to the date of the termination shall become immediately payable in full. As used in this agreement, the “Term” means the time from the Effective Date until the termination of the agreement pursuant to this Section 4.

5. EXPENSES

(a) The Company shall reimburse EPLS monthly for out-of-pocket expenses including but not limited to travel expenses, participation in all face-to-face meetings with Target Entities, payments to regulatory experts and external consultants, video and phone conference calls, and access to paid databases.

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(b) EPLS shall notify the Company, and seek Company’s prior approval via e-mail, whenever the aggregate itemized expenses, including travel, incurred in a calendar month is expected to exceed $1,000. The Company shall be obligated to pay EPLS’ expenses, including any expenses so approved, whether or not a Transaction is completed.

6. RELATIONSHIP

Nothing in this Agreement is intended to, or shall be construed to constitute EPLS and the Company as, partners or joint venturers; it being intended that the relationship of the Parties to each other shall at all times be that of independent contractors.

7. USE OF INFORMATION

The Company acknowledges that all opinions and advice (electronic, oral or written) given by EPLS to the Company and/or its officers, directors, employees or others in connection with EPLS’ engagement hereunder, are intended solely for the benefit of the Company and may be used by the Company and its officers, directors, employees, representatives, agents and counsel, in considering the matters to which they relate. The Company agrees that no such opinion or advice may be used by any other person, firm or entity or otherwise reproduced, disseminated, quoted or referred to at any time, in any manner or be made available by the Company (or such persons), without EPLS’ express written consent.

8. INDEMNIFICATION AND CONTRIBUTION

(a) The Company (the “Indemnifying Party”) agrees to (i) indemnify and hold harmless EPLS, its controlling persons (within the meaning of the Securities Act of 1933, as amended, and Section 20 of the Securities Exchange Act of 1934) and each of its respective partners, members, directors, officers, agents, consultants, and employees (each of which is hereinafter referred to as an “Indemnified Person”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, and all actions, inquiries, proceedings and investigations in respect thereof, to which any Indemnified Person may become subject arising in any manner out of or in connection with the Services or the Agreement, regardless of whether any of such Indemnified Persons is a party thereto, and (ii) promptly upon request reimburse an Indemnified Person for such person’s legal and other expenses as they are incurred in connection with defending, settling or compromising any such action, inquiry, proceeding or investigation, whether or not such action, inquiry, proceeding or investigation is initiated or brought by the Indemnifying Party, the Indemnifying Party’s creditors or stockholders, or any other person. The Indemnifying Party is not responsible under clause (i) of the foregoing sentence for any losses, claims, damages, liabilities or expenses to the extent that such loss, claim, damage, liability or expense has been judicially determined to have resulted from actions taken or omitted to be taken by such Indemnified Person due to such person’s gross negligence, fraud, bad faith or willful misconduct. To the extent that

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any prior payment the Indemnifying Party made to an Indemnified Person is determined to have been improper by reason of such Indemnified Person’s gross negligence, fraud, bad faith or willful misconduct, such Indemnified Person will promptly pay the Indemnifying Party such amount.

(b) If the indemnity or reimbursement referred to above is, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, the Indemnifying Party agrees to pay to or on behalf of each Indemnified Person contributions for losses, claims, damages, liabilities or expenses so that each Indemnified Person ultimately bears only a portion of such losses, claims, damages, liabilities or expenses as is appropriate (i) to reflect the relative benefits received by each such Indemnified Person, respectively, on the one hand and the Indemnifying Party and its stockholders on the other hand in connection with the Agreement, or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) above, but also the relative fault of each such Indemnified Person, respectively, and the Indemnifying Party as well as any other relevant equitable considerations; provided, however, that in no event will the aggregate contribution of all Indemnified Persons to all losses, claims, expenses, damages, liabilities or expenses hereunder exceed the amount of the fees actually received by such Indemnifying Party pursuant to this Agreement. The respective relative benefits received by the Parties in connection with the Agreement will be deemed to be in the same proportion as the aggregate fee paid or proposed to be paid to EPLS in connection with the Agreement bears to the aggregate Consideration paid or proposed to be paid to the Company in a Transaction, whether or not consummated.

(c) Promptly after its receipt of notice of the commencement of any third party action or proceeding, any Indemnified Person will, if a claim in respect thereof is to be made against the Indemnifying Part pursuant to this agreement, notify the Indemnifying Party in writing of the commencement thereof; but omission so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to any Indemnified Person, except the Indemnifying Party’s obligation to indemnify for losses, claims, damages, liabilities or expenses to the extent that it suffers actual prejudice as a result of such failure, but will not relieve the Indemnifying Party from its obligation to provide reimbursement of expenses and any liability which it may have to an Indemnified Person otherwise than hereunder. If the Indemnifying Party so elects, it may assume the defense of such action or proceeding in a timely manner, including the employment of counsel (reasonably satisfactory to the Indemnified Person) and payment of expenses, provided it permits an Indemnified Person and counsel retained by an Indemnified Person at its expense to participate in such defense. Notwithstanding the foregoing, in the event (i) the Indemnifying Party fails promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person, or (ii) the Indemnified Person has been advised by counsel that there exist actual or potential conflicting interests between the Indemnifying Party or its counsel and such Indemnified Person, an Indemnified Person may employ separate counsel to represent or defend such Indemnified Person in such

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action or proceeding, and the Indemnifying Party agrees to pay the fees and disbursements of such separate counsel as incurred; provided however, that the Indemnifying Party will not, in connection with any one such action or proceeding, or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for fees and expenses of more than one separate firm of attorneys.

(d) Nothing contained in this Section 8 shall obligate the Indemnifying Party to indemnify or reimburse any Indemnified Person with respect to any settlement or compromise of any claim for which the Indemnifying party has not approved in advance in writing.

9. LIMITATION OF EPLS LIABILITY

The Company also agrees that EPLS will not have any liability to the Company or its affiliates, directors, officers, employees, agents, creditors members or stockholders, directly or indirectly, related to or arising out of the Agreement or the services performed thereunder, except losses, claims, damages, liabilities and expenses the Company incurs which have been judicially determined to have resulted from actions taken or omitted to be taken by EPLS (including its officers, directors, members, employees, agents or representatives) due to its gross negligence, fraud, bad faith or willful misconduct. In no event, regardless of the legal theory advanced, will EPLS be liable for any consequential, indirect, incidental or special damages of any nature.

10. CONFIDENTIALITY

(a) During the Term, and for a period of five (5) years following the expiration and/or termination hereof, each Party (except as is expressly otherwise provided herein) shall keep confidential any Confidential Information disclosed to such Party by the other, provided that each Party shall be entitled to disclose the Confidential Information on a need-to-know basis to its officers, directors, employees, representatives, agents and counsel who are bound by confidentiality obligations at least as restrictive as those set forth herein.

(b) For the purposes of this Agreement, the term “Confidential Information” shall mean this Agreement, and any information, either in oral, written or electronic form, owned by either the Company or EPLS and communicated to the other and so identified as Confidential Information, including, without limitation, all EPLS reports and progress reports, planning documents, ideas, techniques, proprietary know-how, formulations, market data, financial plans, members of EPLS’s network and customer lists, activities, products and services of the Company and/or of companies and/or entities in which the Company has an interest including by way of holdings and/or investing therein, or products and services, business and marketing plans, customers, prospective developments and plans. The party disclosing Confidential Information will be referred

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to herein as the “Discloser” with respect to that Confidential Information and the party receiving that Confidential Information will be referred to as the “Recipient.”

(c) For the purposes of this Agreement, Confidential Information does not include information which:

i. Is lawfully known to the Recipient at the time of disclosure, in a manner which did not result in the breach of any confidentiality obligation;

ii.Is disclosed to the Recipient after the date hereof by a third party who has the right to make such disclosure;

iii.Is or becomes a part of the public domain through no fault of the Recipient; or

iv. Is independently developed or discovered by the Recipient without use of the Confidential Information, as evidenced by the Recipient’s written records.

(d) If the Recipient is required by law to disclose any of the Discloser’s Confidential Information, the Recipient will promptly notify the Discloser of such requirement prior to making the disclosure. The parties will then confer and use reasonable, good faith efforts to agree on a form and terms of disclosure reasonably acceptable to both parties in light of the circumstances under which the disclosure is required to be made, provided that if following such notice and conferring the parties are unable to agree on a mutually acceptable form and terms of disclosure, then the Recipient shall have no liability to the Discloser if (i) the disclosure is limited to the extent required by law (as determined in good faith by the Recipient), and (ii) the Recipient makes reasonable efforts to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Discloser’s Confidential Information by the tribunal requiring disclosure.

(e) During the Term the Parties may communicate electronically with each other. However, the electronic transmission of information cannot be guaranteed to be secure or error free and such information or communication could be intercepted, corrupted or lost, destroyed or arrive late or incomplete or otherwise be adversely affected or unsafe to use. Each Party agrees to use commercially reasonable procedures to check for the then most commonly known viruses before sending information electronically, but all Parties recognize that such procedures cannot be a guarantee that transmissions will be virus free. Accordingly, each Party shall be responsible for protecting its own interests in relation to electronic communications, and for ensuring that electronic communications are not misaddressed.

11. LIMITATION ON BUSINESS ACTIVITY

During the Term and for a period of twelve (12) months following the date of the expiration or termination of the Agreement, neither Party shall solicit or request any current or former employee, consultant or director of the other party to support or

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otherwise engage in that Party’s business or scientific efforts and/or join that Party as a paid or unpaid consultant, employee and/or board member.

12. TRACKING OF PAYMENTS

The Company shall notify EPLS immediately of any Transaction or other event that would make EPLS eligible to receive any Success Fee according to the agreed terms herein. EPLS shall receive a copy of any executed agreement between the Company and a Target Entity. The Company shall keep adequate records to accurately determine the payments due under this Agreement and shall provide EPLS such records on a quarterly basis until such date when the Company has met all of its payment obligations under this Agreement. In the event that the Company has underpaid any Success Fee or installment thereof by an amount exceeding ten percent (10%) of the amount actually owed, the Company, in addition to an immediate payment of the amount due, shall: (i) reimburse the cost of the review as described below, and (ii) pay any cash or non-cash amount due together with interest of one percent (1%) per month for all amounts which were not paid on time as described herein.

EPLS shall be entitled, upon at least thirty (30) days prior written notice and at its own expense, to cause one of the “Big Four” public accounting firms (or such other public accounting firm acceptable to the Company) to review the relevant records of the Company to confirm the reports and payments required to be made hereunder. Such review of the Company’s records shall not be undertaken more than once in any calendar year. The Company may require that the public accounting firm performing the review enter into a confidentiality agreement reasonably satisfactory to the Company before being given access to the Company’s relevant records. Such confidentiality agreement, among other things, will provide that the public accounting firm acknowledge that the Company’s records constitute Confidential Information within the meaning of this Agreement, and that it will not disclose any Confidential Information to any person or entity other than EPLS.

13. SURVIVAL OF COMMITMENTS

Termination of this Agreement shall not adversely affect any rights, obligations, or legal or equitable remedies which may have accrued to either Party prior to such termination. Sections 2 (with respect to any fees or other amounts owed to EPLS), 7, 8, 9, 10, 11 16, 17, 18 and 20, together with all other provisions which by their terms survive expiration or termination, shall survive expiration or termination of this Agreement.

14. ASSIGNMENT

Except as provided in Section 3 above, neither Party may assign, delegate or transfer any obligations, duties, or rights hereunder without the prior written consent of the other Party, provided that in all events this Agreement will be binding on the successors and

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permitted assigns of the Parties and the name of the Party appearing herein will be deemed to include the names of such Party’s successors or permitted assigns to the extent necessary to carry out the intent of this Agreement.

15. ANNOUNCEMENTS

Following the closing and public announcement of any Transaction, EPLS may, at its own expense, place customary tombstone announcements or advertisements in financial newspapers and journals or elsewhere describing its services hereunder, subject to Company’s prior approval.

16. GOVERNING LAW

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the Commonwealth of Massachusetts. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the city of Boston, Massachusetts, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

17. NOTICES

Any notice, request, instruction or other document to be given hereunder by any Party to the other Party shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by e-mail, by electronic facsimile transmission, by overnight courier or by certified mail, postage prepaid to the respective addresses set forth above or at such other address for a Party as shall be specified by like

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notice. In addition, a copy of any notice given to Company, which shall not constitute notice, shall be delivered to Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, Boston, MA 02210, Attention: Paul Bork.

18. MISCELLANEOUS

(a) This Agreement sets forth the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings relating to the subject matter hereof. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

(b) This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both EPLS and the Company. The failure or delay by either Party in exercising any right under the Agreement shall not operate as a waiver of such right. The single or partial exercise of any right under the Agreement by either Party shall not prevent any other or further exercise of such right or the exercise of any other right. No breach of any provision of the Agreement by either Party shall be waived, except with the written consent of the other Party.

(c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(d) All references to dollars or currency herein shall be to United States dollars.

(e) The section headings of this Agreement are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the Parties.

(f) Neither Party shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Parties shall use commercially reasonable efforts which are consistent with accepted practices to resume performance as soon as reasonably practicable under the circumstances.

19. REPRESENTATIONS

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Each Party hereby represents and warrants to the other Party that: (i) it is validly existing under the laws of the State of Delaware, and it is in good standing under said laws and under the laws of the jurisdiction where it carries on business; (ii) its obligations herein are legal, valid, binding and enforceable, and the entry into and the performance by it of its obligations and the transactions contemplated herein do not and will not conflict with nor constitute a default under its charter, by-laws, any agreement by which it is bound, or any law applicable to it; (iii) it has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement in accordance with its terms; (iv) it has the power to enter into, perform and deliver and has taken all actions necessary to authorize its entry into, performance and delivery of this Agreement. The representations and warranties contained herein shall survive the execution of this Agreement.

20. OWNERSHIP AND RIGHTS

All Company information and all title, patents, patent rights, and other intellectual property owned by the Company in connection therewith shall remain the sole property of the Company.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers and/or representatives, effective as of the date first above written.

Company	EPLS

By: /s/ Harry S. Palmin	By: /s/ Jonathan Reis
Name: Harry S. Palmin	Name: Jonathan Reis
Title: President and CEO	Title: President

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